Exhibit (a)(1)



                            ARTICLES OF INCORPORATION
                                       OF
                             ROYCE VALUE TRUST, INC.

                                   ARTICLE I

           THE UNDERSIGNED, Howard J. Kashner, whose post office address is 1271 Avenue of the Americas, New York, New York 10020, being at least eighteen years of age, does hereby act as an incorporator and form a corporation under and by virtue of the Maryland General Corporation Law.

                                   ARTICLE II

                                      NAME

             The name of the Corporation is Royce Value Trust, Inc.

                                  ARTICLE III

                               PURPOSES AND POWERS

              The Corporation is formed for the following purposes:

           (1) To conduct and carry on the business of an investment company.

           (2) To hold, invest and reinvest its assets in securities and other investments or to hold part or all of its assets in cash.

          (3) To issue and sell shares of its capital stock in such amounts and on such terms and conditions and for such purposes and for such amount or kind of consideration as may now or hereafter be permitted by law.

          (4) To do any and all additional acts and to exercise any and all additional powers or rights as may be necessary, incidental, appropriate or desirable for the accomplishment of all or any of the foregoing purposes.

          The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the Maryland General Corporation Law now or hereafter in force, and the enumeration of the foregoing shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

                                   ARTICLE IV

                       PRINCIPAL OFFICE AND RESIDENT AGENT

          The post office address of the principal office of the Corporation in the State of Maryland is 300 East Lombard Street, Baltimore, Maryland 21202. The name of the resident



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agent of the Corporation in the State of Maryland is United States Corporation
Company, a corporation incorporated in the State of Maryland. The post office address of the resident agent is 300 East Lombard Street, Baltimore, Maryland 21202.

                                   ARTICLE V

                                  CAPITAL STOCK

          (1) The total number of shares of capital stock that the Corporation shall have authority to issue is one hundred fifty million (150,000,000) shares, of the par value of one-tenth of one cent ($.001) per share and of the aggregate par value of one hundred fifty thousand dollars ($150,000), all of which one hundred fifty million (150,000,000) shares are designated Common Stock.

          (2) The Corporation may issue fractional shares. Any fractional shares shall carry proportionately the rights of a whole share, including, without limitation, the right to vote and the right to receive dividends.

          (3) All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of these Articles of Incorporation and the By-Laws of the Corporation.

          (4) No holder of stock of the Corporation shall have, by virtue of being such a holder, any right to purchase or subscribe for any shares of the Corporation's capital stock or any other security that the Corporation may issue or sell (whether out of the number of shares authorized by these Articles of Incorporation or out of any shares of the Corporation's capital stock that the Corporation may acquire) other than a right that the Board of Directors may, in its discretion, determine to grant.

          (5) The Board of Directors shall have authority by resolution to classify or reclassify any authorized by unissued shares of capital stock from time to time by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the capital stock.

          (6) Notwithstanding any provision of the Maryland General Corporation Law requiring any action to be taken or authorized by the affirmative vote of the holders of a designated proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon.

                                   ARTICLE VI

                               BOARD OF DIRECTORS

          (1) The number of directors constituting the Board of Directors shall be no less than three (3); provided, however, that in accordance with the Maryland General Corporation Law, the number of directors may be less than three
(3) (i) if no shares of the


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Corporations stock are outstanding, there shall be at least one (1) director, and (ii) if shares of the Corporation's stock are outstanding and there are less than three (3) stockholders, the number of directors may be less than three (3) but not less than the number of stockholders. This number may be changed pursuant to the By-laws of the Corporation, but shall at no time be less than the minimum number required under the Maryland General Corporation Law. The names of the directors who shall act until the first annual meeting of stockholders or until their successors are duly chosen and qualified are:

               Charles M. Royce
               Thomas R. Ebright
               Richard M. Galkin
               Stephen L. Isaacs
               David L. Meister

          (2) In furtherance, and not in limitation, of the powers conferred by the laws of the State of Maryland, the Board of Directors is expressly authorized to do the following to the extent consistent with the Maryland General Corporation Law:

               (i) To make, alter or repeal the By-Laws of the Corporation, except where such power is reserved by the By-Laws to the stockholders and except as otherwise required by the Investment Company Act of 1940.

               (ii) To determine from time to time whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of the Corporation, or any of them other than the stock ledger, shall be open to the inspection of the stockholders. No stockholder shall have any right to inspect any account or book or document of Corporation, except as conferred by law or authorized by resolution of the Board of Directors or of the stockholders.

               (iii) Without the assent or vote of the stockholders, to authorize the issuance from time to time of shares of stock of any class of the Corporation, whether now or hereafter authorized, and securities convertible into shares of stock of the Corporation of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

               (iv) Without the assent or vote of the stockholders, to authorize and issue obligations of the Corporation, secured and unsecured, as the Board of Directors may determine, and to authorize and cause to be executed mortgages and liens upon the real or personal property of the Corporation.

               (v) Notwithstanding anything in these Articles of Incorporation to the contrary, to establish, in its absolute discretion, the basis or method for determining the value of the assets belonging to any class, the value of the liabilities belonging to any class and the net asset value of each share of any class of the Corporation's stock.

               (vi) To determine, in accordance with generally accepted accounting principles and practices, what constitutes net profits, earnings, surplus or net assets in excess of capital, and to determine what accounting periods shall be used by the Corporation for any


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purpose; to set apart out of any funds of the Corporation reserves for such purposes as it shall determine and to abolish the same; to declare and pay any dividends and distributions in cash, securities or other property from surplus or any funds legally available therefor, at such intervals as it shall determine; to declare dividends or distributions by means of a formula or other method of determination, at meetings held less frequently than the frequency of the effectiveness of such declarations; to establish payment dates for dividends or any other distributions of any basis, including dates occurring less frequently than the effectiveness of declarations thereof; and to provide for the payment of declared dividends on a date earlier or later than the specified payment date in the case of stockholders of the Corporation surrendering their entire ownership of shares of any class of stock of the Corporation for redemption.

               (vii) In addition to the powers and authorities granted herein and by statute expressly conferred upon it, the Board of Directors is authorized to exercise all powers and do all acts that may be exercised or done by the Corporation pursuant to the provisions of the laws of the State of Maryland, these Articles of Incorporation and the By-Laws of the Corporation.

          (3) Any determination made in good faith, in a manner reasonably believed to be in the best interests of the Corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances, by or pursuant to the direction of the Board of Directors, with respect to the amount of assets, obligations or liabilities of the Corporation, as to the amount of net income of the Corporation from dividends and interest for any period or amounts at any time legally available for the payment of dividends, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating reserves or as to the use, alteration or cancellation of any reserves or charges (whether or not any obligation or liability for which the reserves or charges have been created has been paid or discharged or is then or thereafter required to be paid or discharged), as to the value of any security owned by the Corporation, the determination of the net asset value of shares of any class of the Corporation's capital stock, or as to any other matters relating to the issuance, sale, repurchase, redemption or other acquisition or disposition of securities or shares of capital stock of the Corporation, and any reasonable determination made in good faith by the Board of Directors whether any transaction constitutes a purchase of securities on "margin", a sale of securities "short", or an underwriting or sale of, or a participation in any underwriting or selling group in connection with the public distribution of, any securities, shall be final and conclusive, and shall be binding upon the Corporation and all holders of its capital stock, past, present and future, and shares of the capital stock of the Corporation are issued and sold on the condition and understanding, evidenced by the purchase of shares if capital stock or acceptance of share certificates, that any and all such determinations shall be binding as aforesaid. No provision of these Articles of Incorporation shall be effective to (i) require a waiver or compliance with any provision of the Securities Act of 1933, as amended, or the Investment Company Act of 1940, or of any valid rule, regulation or order of the Securities and Exchange Commission under those Acts or (ii) protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.


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                                  ARTICLE VII

                                   AMENDMENTS

          The Corporation reserves the right from time to time to make any amendment to its Articles of Incorporation, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in its Articles of Incorporation, of any outstanding stock.

          IN WITNESS WHEREOF, I have adopted and signed these Articles of Incorporation and do hereby acknowledge that the adoption and signing are my acts, and that to the best of my knowledge, information and belief all matters and facts stated herein are true in all material respects, said statement being made under the penalties of perjury.


Dated the 1st day of July, 1986

                                                      /s/ Howard J. Kashner
                                                      -------------------------
                                                          Howard J. Kashner,
                                                          Incorporator




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